As filed with the Securities and Exchange Commission on June 9, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 5, 2014

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this report relating to the new credit agreement and guarantee and collateral agreement of B&G Foods, Inc. is incorporated by reference into this Item 1.01.

Item 1.02.  Termination of a Material Definitive Agreement.

On June 5, 2014, in connection with B&G Foods’ entry into the new credit agreement described in Items 1.01 and 2.03 of this report, B&G Foods terminated its existing (A) credit agreement, dated as of November 30, 2011, as amended by that certain amendment agreement, dated as of December 12, 2012 and by the second amendment agreement, dated as of July 3, 2013, among B&G Foods, as borrower, the lenders party thereto, Credit Suisse AG, as administrative agent, and the other agents and arrangers party thereto, and (B) guarantee and collateral agreement, dated as of November 30, 2011, among B&G Foods and certain of its subsidiaries in favor of Credit Suisse AG, as administrative agent, as amended prior to the date of termination.  Immediately prior to the termination of these agreements, B&G Foods paid in full the approximately $122 million of term loan borrowings and approximately $216 million of revolving loan borrowings and all other indebtedness and other obligations outstanding under the existing credit agreement.  No early termination penalties were incurred as a result of the termination of these agreements.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On June 5, 2014, B&G Foods entered into a new $800 million senior secured credit agreement, among B&G Foods, as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Credit Suisse AG, as administrative agent and collateral agent, with Credit Suisse Securities (USA) LLC, Barclays Bank PLC, RBC Capital Markets, Bank of America, N.A., Deutsche Bank Securities Inc., RBS Citizens, N.A., TD Securities (USA) LLC and Coöperatieve Centrale Raifeisen-Boerenleenbank B.A., New York Branch, as joint lead arrangers and joint bookrunners, Barclays Bank PLC, RBC Capital Markets, Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, and RBS Citizens, N.A., TD Bank, N.A. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, as co-documentation agents.

As compared to the existing credit agreement, the new credit agreement, among other things:

•                  increases the revolving credit facility commitment from $300 million to $500 million; and

•                  reduces the interest rate payable on the tranche A term loans and revolving loans by 100 basis points.

On June 5, 2014, B&G Foods borrowed $346 million under the new credit agreement, including $300 million of tranche A term loans and $46 million of revolving loans.  The proceeds of the borrowings were used to repay the amounts outstanding under B&G Foods’ existing credit agreement and pay related transaction fees and expenses.  The available borrowing capacity under our new revolving credit facility, net of outstanding letters of credit, is currently approximately $454 million.  Proceeds of the new revolving credit facility may be used for general corporate purposes including acquisitions of targets in the same or a similar line of business as our company, subject to specified criteria.  We are required to pay a commitment fee of 0.50% per annum on the unused portion of the new revolving credit facility.  The maximum letter of credit capacity under the new revolving credit facility is $50 million, with a fronting fee of 0.25% per annum for all outstanding letters of credit and a letter of credit fee equal to the applicable margin for revolving loans that are Eurodollar (LIBOR) loans.  The revolving loans mature on June 5, 2019.

The tranche A term loans mature on June 5, 2019 and are subject to amortization at the following rates: 5% in the first year, 7.5% in the second year, 10% in the third year, 12.5% in the fourth year and 65% in the fifth year.

We may prepay the term loans or permanently reduce the new revolving credit facility commitment under the new credit agreement at any time without premium or penalty (other than customary “breakage” costs with respect to the early termination of LIBOR loans).  Subject to certain exceptions, the new credit agreement provides for mandatory prepayment upon certain asset dispositions  or casualty events and issuances of indebtedness.

Interest under the new revolving credit facility, including any outstanding letters of credit, and under the tranche A term loan facility, is determined based on alternative rates that we may choose in accordance with the new credit agreement, including a base rate per annum plus an applicable margin, and LIBOR plus an applicable margin, in each case depending on our consolidated leverage ratio as set forth in the table below:

Consolidated Leverage Ratio	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Base Rate Loans	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Eurodollar (LIBOR) Loans
> 4.00:1.00	1.00%	2.00%
< 4.00:1.00 > 3.50:1.00	0.75%	1.75%
< 3.50:1.00	0.50%	1.50%

Pursuant to a guarantee and collateral agreement entered into by B&G Foods and our domestic subsidiaries on June 5, 2014, our obligations under the new credit agreement are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries.  The new credit facility is secured by substantially all of our and our domestic subsidiaries’ assets except our and our domestic subsidiaries’ real property.

The new credit agreement contains customary restrictive covenants, subject to certain permitted amounts and exceptions, including covenants limiting the ability of B&G Foods to incur additional indebtedness, pay dividends and make other restricted payments, repurchase shares of our outstanding stock and create certain liens.

The new credit agreement also contains certain financial maintenance covenants, which, among other things, specify maximum capital expenditure limits, a maximum consolidated leverage ratio and a minimum interest coverage ratio, each ratio as defined in the new credit agreement.  Our consolidated leverage ratio as at the last day of any fiscal quarter, commencing with the second quarter of 2014, may not exceed the ratios indicated below:

Fiscal Quarter Ending	Consolidated Leverage Ratio
June 30, 2014 through December 31, 2015	7.00:1.00
March 31, 2016 through December 31, 2016	6.75:1.00
March 31, 2017 and thereafter	6.50:1.00

We are also required to maintain a consolidated interest coverage ratio of at least 1.75 to 1.00 for any four quarter period, commencing with the four quarter period ending with the second quarter of 2014.

The new credit agreement also provides for an incremental term loan and revolving loan facility, pursuant to which we may request that the lenders under the new credit agreement, and potentially other lenders, provide unlimited additional amounts of term loans or revolving loans or both on terms substantially consistent with those provided under the new credit agreement.  Among other things, the utilization of the incremental facility is conditioned on our ability to meet a maximum senior secured leverage ratio of 4.00 to 1.00, and a sufficient number of lenders or new lenders agreeing to participate in the facility.

In the ordinary course of business, certain of the lenders under the new credit agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with B&G Foods and its affiliates for which they have in the past received, and may in the future receive, customary fees.

A copy of the new credit agreement and the new guarantee and collateral agreement are filed as Exhibits 10.1 and 10.2 to this report.  A copy of the press release issued by B&G Foods to announce our entry into the new credit agreement is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

10.1

Credit Agreement, dated as of June 5, 2014, among B&G Foods, Inc., as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Credit Suisse AG, as administrative agent and collateral agent, with Credit Suisse Securities (USA) LLC, Barclays Bank PLC, RBC Capital Markets, Bank of America, N.A., Deutsche Bank Securities Inc., RBS Citizens, N.A., TD Securities (USA) LLC and Coöperatieve Centrale Raifeisen-Boerenleenbank B.A., as joint lead arrangers and joint bookrunners, Barclays Bank PLC, RBC Capital Markets, Bank of America, N.A. and Deutsche Bank Securities Inc., as co-

syndication agents, and RBS Citizens, N.A., TD Bank, N.A. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, as co-documentation agents.

10.2

Guarantee and Collateral Agreement, dated as of June 5, 2014, among B&G Foods, Inc., B&G Foods North America, Inc., B&G Foods Snacks, Inc., BCCK Holdings, Inc., Bear Creek Country Kitchens, LLC, Pirate Brands, LLC, Rickland Orchards LLC, Specialty Brands of America, Inc. and William Underwood Company, and each other subsidiary of B&G Foods, Inc. party thereto from time to time, and Credit Suisse AG, as collateral agent.

99.1	Press Release dated June 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: June 9, 2014	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary